Exhibit 2.3

EXECUTION VERSION

AMENDMENT NO. 1

TO THE

SEPARATION AND DISTRIBUTION AGREEMENT

This Amendment No. 1 (this “Amendment”), dated as of August 31, 2022, to the Separation and Distribution Agreement, dated as of December 13, 2021 (as amended, restated, modified or supplemented from time to time, the “Separation Agreement”), by and among 3M Company, a Delaware corporation (the “Company”), Garden SpinCo Corporation, a Delaware corporation (“SpinCo”), and Neogen Corporation, a Michigan corporation (“Parent”), is entered into by and among the Company, SpinCo and Parent.

WHEREAS, in accordance with Section 9.7 of the Separation Agreement, the parties hereto wish to amend the Separation Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and in the Separation Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.             Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Separation Agreement.

2.             Amendments to the Separation Agreement. The Separation Agreement is hereby amended as follows:

(a)           The following definitions are hereby added to Section 1.1 of the Separation Agreement, to be inserted in the appropriate alphabetical order:

“Closing Neogen Loan” means a loan by SpinCo to Neogen pursuant to the intercompany loan and direction agreement in the form attached hereto as Exhibit C.

“Parent Notes Guarantee Agreement” means the Parent Guarantee Agreement, by the Company in favor of U.S. Bank Trust Company, National Association, as Trustee for the Holders of the SpinCo Notes.

“SpinCo Indenture” means the Senior Notes Indenture, dated as of July 20, 2022, by and among SpinCo, the guarantors party thereto from time to time, and U.S. Bank Trust Company, National Association.

“SpinCo Notes” means the 8.625% Senior Notes due 2030 issued by SpinCo pursuant to the SpinCo Indenture.

“Transferring SpinCo Cash” has the meaning set forth on Schedule 2.2(a)(xiv).

(b)           The definition of “Above Basis Amount” is hereby amended by adding the following text as a new sentence at the end of such definition:

“Notwithstanding the foregoing or anything to the contrary in this Agreement, the Merger Agreement or any other Transaction Document, the Parties agree that the Above Basis Amount shall equal $350,000,000.”

(c)           The definition of “Basis Amount” is hereby amended by adding the following text as a new sentence at the end of such definition:

“Notwithstanding the foregoing or anything to the contrary in this Agreement, the Merger Agreement or any other Transaction Document, the Parties agree that the Basis Amount shall equal $468,381,600.”

(d)           The definitions of “Available Cash” and “Minimum Cash Amount” are hereby deleted from the Separation Agreement.

(e)           Section 2.2(a)(iii) of the Separation Agreement is hereby amended and restated in its entirety as follows:

“(A) the Inventory located at the SpinCo Real Property and (B) the finished goods Inventory used or held for use primarily in connection with the SpinCo Business that is either (1) located inside the United States or (2) owned by 3M EMEA GmbH, which, in the case of clause (2), will be transferred to Garden Switzerland GmbH prior to the Distribution Time (clauses (A) and (B) together, the “SpinCo Inventory”).

(f)            Section 2.2(b)(iii) of the Separation Agreement is hereby amended and restated in its entirety as follows:

“all cash, cash equivalents and marketable securities, including all checks, drafts and wires deposited for the account of the Company or any of its Subsidiaries that have not been credited by the receiving bank, other than (x) any Transferring SpinCo Cash (which shall be in a SpinCo bank account) and (y) CHF 307,979.73 that will be or that has been contributed to a bank account of Garden Switzerland GmbH by 3M EMEA GmbH (and for the avoidance of doubt, no cash, cash equivalents or marketable securities shall constitute a SpinCo Asset for purposes of any Transfer Document, other than cash in the amount of CHF 307,979.73 pursuant to the contribution agreement between 3M EMEA GmbH and Garden Switzerland GmbH);”

(g)           The first sentence of Section 2.8 of the Separation Agreement is hereby amended and restated in its entirety as follows:

“After the Distribution Time, SpinCo shall pay the Company an amount of cash equal to 100% of the Reimbursement Obligations, excluding any Prepaid Reimbursement Obligations (such payment to be made promptly and in any event within ten (10) Business Days of delivery by the Company of a written request therefor accompanied by reasonable supporting documentation evidencing such Reimbursement Obligations).”

(h)           The definition of “Net Working Capital” is hereby amended by replacing clause (E) of such definition as follows:

“(E) the SpinCo Financing Arrangements, any proceeds thereof, the Reimbursement Obligations and any Reimbursement Obligations Loan (other than any interest payable under any Reimbursement Obligations Loan as of the Closing Date), and the Closing Neogen Loan (including any interest accrued and unpaid under the Closing Neogen Loan), and”

(i)            Section 2.4 of the Separation Agreement is hereby amended by adding a new subsection (c), as follows:

“The foregoing provisions of this Section 2.4 shall apply to any applicable SpinCo Assets, SpinCo Liabilities, Excluded Assets, Excluded Liabilities and Delayed Transferred Assets, notwithstanding that the applicable Transfer Document may not contain an express reference to this Section 2.4 and not withstanding anything to the contrary in such Transfer Documents. Sections 3.1(a) and 3.1(b) of the Asset Purchase Agreement shall apply to any applicable Separately Conveyed Asset, notwithstanding that the applicable Separate Conveyancing Instrument may not contain an express reference to Sections 3.1(a) and 3.1(b) of the Asset Purchase Agreement and not withstanding anything to the contrary in such Separate Conveyancing Instrument.”

(j)            Section 3.1(b)(i) of the Separation Agreement is hereby amended and restated in its entirety as follows:

“Without limiting the requirements of Section 2.6, prior to the Distribution Time, the Company may, and may cause the members of the Company Group and the SpinCo Group to, take such actions as the Company deems advisable to minimize or reduce, to an amount not less than the amount of the Transferring SpinCo Cash, the amount of cash and cash equivalents remaining in any accounts held by or in the name of a member of the SpinCo Group as of the Distribution Time.”

(k)           Section 7.7 of the Separation Agreement is hereby replaced in its entirety with:

“[Reserved].”

(l)            A new Section 7.10 is hereby added to the Separation Agreement, as follows:

“Section 7.10. Special Mandatory Redemption. In connection with the issuance of the SpinCo Notes on July 20, 2022, the Company agreed that, in the event that this Agreement terminates due to the valid termination of the Merger Agreement prior to the Distribution, it shall provide SpinCo with all funds necessary to consummate the Special Mandatory Redemption (as defined in the SpinCo Notes) and SpinCo agreed that it shall use such funds to satisfy all obligations of SpinCo (and all obligations of the Company, including those pursuant to the Parent Notes Guarantee Agreement) pursuant to the Special Mandatory Redemption. The Company and SpinCo hereby confirm such agreement, which is incorporated herein.”

(m)          Section 9.4 of the Separation Agreement is hereby amended by replacing the notice information for the Company and, on or prior to the Distribution Date, to SpinCo, with the following:

“3M Company

3M Health Care Business Group

3M Center, Building 220-14E-13

St. Paul, MN 55144-1000

Attention: Jeffrey Lavers, Group President

E-mail: jlavers@mmm.com

with a copy (which shall not constitute notice) to:

3M Company

3M Office of General Counsel

3M Center, Building 220-9E-02

St. Paul, MN 55144-1000

Attention: Michael Dai, Vice President, Associate General Counsel and Secretary

Email: dealnotices@mmm.com

and

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Telephone: (212) 403-1000

Attention: Steven A. Rosenblum; Jenna E. Levine

E-mail: SARosenblum@wlrk.com; JELevine@wlrk.com”

(n)           Section 9.15 of the Separation Agreement is hereby amended by adding the following text as a new sentence at the end of such section:

“Notwithstanding anything to the contrary set forth in this Agreement, the provisions of Section 7.10 of this Agreement shall survive the termination of this Agreement until the covenants set forth therein have been performed in accordance with their terms.”

(o)           Schedule 2.1(a) to the Separation Agreement is hereby replaced in its entirety with Exhibit A to this Amendment.

(p)           Schedule 2.2(a)(xiv) to the Separation Agreement is hereby amended by adding the following text at the end of such section:

“7. “Transferring SpinCo Cash” means cash in an amount equal to (a) $650,000,000, minus (b) the sum of (w) the amount of the SpinCo Payment, and (x) the amount of any loan made and funded prior to the measurement of Net Working Capital by SpinCo to Parent or any subsidiary of Parent, including the Closing Neogen Loan, minus (c) the sum of (x) any amounts repaid by SpinCo prior to the measurement of Net Working Capital under any Reimbursement Obligations Loan and (y) any amounts paid by SpinCo prior to the measurement of Net Working Capital (including any amounts netted against a borrowing under the SpinCo Financing Arrangements) in respect of fees and expenses related to the SpinCo Financing Arrangements that constitute Reimbursement Obligations (such amounts in clause (c), collectively, the “Prepaid Reimbursement Obligations”).

(q)           Schedule 3.2(f) to the Separation Agreement is hereby amended by deleting “b. Swiss value-added tax ruling;” and re-designating subparagraph “c.” as subparagraph “b.”

(r)            Exhibit A to the Separation Agreement is hereby replaced in its entirety with Exhibit B to this Amendment.

3.             References. Each reference in the Separation Agreement to “this Agreement”, “hereof”, “hereunder”, “herein”, “hereby” or words of similar import referring to the Separation Agreement shall mean and be a reference to the Separation Agreement as amended by this Amendment. Notwithstanding the foregoing, all references in the Separation Agreement or any exhibit or schedule thereto to “the date hereof” or “the date of this Agreement” shall refer to December 13, 2021, except that the reference in Section 2.12(a)(iv) is hereby amended to refer to the Distribution Time.

4.             Effect of Amendment. Except as otherwise expressly modified hereby or provided herein, all of the terms, agreements and conditions of the Separation Agreement remain unchanged and continue in full force and effect.

5.             Miscellaneous. Sections 9.1, 9.3 through 9.13 and 9.17 of the Separation Agreement shall apply mutatis mutandis to this Amendment.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

3m company
By:	/s/ Jeffrey Lavers
Name: Jeffrey Lavers
Title: Group President

GARDEN SPINCO CORPORATION
By:	/s/ Jerry T. Will
Name: Jerry T. Will
Title: Vice President

NEOGEN CORPORATION
By:	/s/ John E. Adent
Name: John E. Adent
Title: President and Chief Executive Officer